Exhibit 1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into this 23rd day of November 2015 by and between Cornelis F. Wit (the “Seller”) and Adrianus Klinkenberg (the ‘Purchaser”).

WHEREAS, the Seller is the Chief Executive Officer, Director and principal shareholder of OmniComm Systems, Inc., a Delaware company (“Company”), and as such is an “affiliate” of the Company within the meaning of the Securities Act of 1933, as amended (“Securities Act”) and owns and desires to sell a convertible debenture from the Company in the amount of $400,000 (“Convertible Debenture”), a copy of which is attached hereto as Exhibit A, and warrants to purchase 1,600,000 shares of the common stock (“Common Stock”) of the Company (“Warrants” and collectively with the Convertible Debenture, the “Securities”), a copy of which is attached hereto as Exhibit B, and Purchaser desires to purchase the Securities as described hereafter.

NOW, THEREFORE, in exchange for the mutual covenants and obligations contained herein, the parties above agree as follows:

Article 1

Purchase of Securities

1.01     Purchase and Sale of Securities. The Seller hereby sells, assigns, transfers and conveys the Securities to the Purchaser, and the Purchaser hereby purchases the Securities from the Seller, free and clear of all liens, charges, encumbrances and security interests, upon the terms and conditions set forth herein.

1.02      Purchase Price. The purchase price for the Securities (the “Purchase Price”) shall be four hundred and twenty thousand dollars ($420,000.00) and shall be paid in cash upon the execution of this Agreement.

1.03     Closing. Upon execution of this Agreement by both parties, the Seller shall deliver to the Purchaser transfer/assignment evidencing the transfer of the Securities, duly endorsed for transfer to the Purchaser, and the Purchaser shall deliver to the Seller the Purchase Price as described in Section 1.02.

Article 2

Representation and Warranties of Seller

The Seller represents and warrants to the Purchaser:

2.01     Authorization. Seller is fully able, authorized and empowered to execute and deliver this Agreement, and any other agreement or instrument contemplated by this Agreement, and to consummate the transactions and to perform his obligations contemplated hereby and thereby.

2.02     Consents and Approvals. The entering into of this Agreement by the Seller, and the performance by the Seller of his obligations hereunder, will not conflict with or constitute a breach of or default under any agreement to which the Seller is a party or any order or decree of any court or regulatory body to which the Seller is subject. No consent of any third party is necessary or required in order for the Seller to enter into this Agreement and perform his obligations hereunder.

2.03     Title to Securities. Seller has full title and interest in the Securities, free and clear of all liens, pledges, security interests, conditional sales contracts or other encumbrances, and upon closing of this Agreement, the Seller will deliver good and marketable title to the Securities to the Purchaser.

2.04     Seller's Indemnification Obligations. Seller shall indemnify, defend and hold harmless Purchaser from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by Purchaser which arise out of or result from a misrepresentation, breach of warranty, or breach of any covenant or agreement of Seller contained herein or in connection with the transactions contemplated hereby.

2.05     Seller SEC Requirements. Seller is subject to certain provisions under the Exchange Act (as defined herein). Seller represents that he will file, or will cause to be filed, all filings he is required to make under the Exchange Act, including a Form 4 and an amendment to the Seller’s Schedule 13D.

2.06     Material Non-Public Information. Seller represents that Seller is not aware of any material, non-public information about the Company or the Securities.

Article III

Representations and Warranties of Purchaser

3.01     Authorization. Purchaser is fully able, authorized and empowered to execute and deliver this Agreement, and any other agreement or instrument contemplated by this Agreement, and to consummate the transactions and to perform his obligations contemplated hereby and thereby.

3.02     Consents and Approvals. The entering into of this Agreement by the Seller, and the performance by the Seller of his obligations hereunder, will not conflict with or constitute a breach of or default under any agreement to which the Seller is a party or any law, order or decree of any court or regulatory body to which the Seller is subject. No consent of any third party is necessary or required in order for the Seller to enter into this Agreement and perform his obligations hereunder.

3.03     Capable of Evaluating Risks. Purchaser hereby represents and warrants that he is fully capable of evaluating the risks associated with the purchase of the Securities and is capable of bearing the risk of loss of investment associated with such purchase.

3.04     Accredited Investor. The Purchaser is an “Accredited Investor” as that term is defined in Regulation D promulgated under the Securities Act. Purchaser has sufficient knowledge and experience in financial and business matters that Purchaser is capable of evaluating the merits and risks of an investment in the Securities and of making an informed investment decision with respect thereto and has the capacity to protect Purchaser's own interests in connection with Purchaser's proposed investment in the Securities.

3.05     Acknowledgment. The Seller has not made any other representations or warranties to the Purchaser with respect to the Company, the Securities or rendered any investment advice.

3.06     Public Reporting; Access to Information. Purchaser acknowledges that the Company is subject to the periodic reporting requirements under the Securities Exchange Act of 1934 (“Exchange Act”). Seller has made available to Purchaser a copy of each report, schedule and definitive proxy statement filed by the Company with the Securities and Exchange Commission (“SEC”), including the Form 10-K for the year ended December 31, 2014 filed with the SEC on March 31, 2015 and the Form 10-Q for the period ending September 30, 2015 filed with the SEC on November 13, 2015 (“Company SEC Reports”). Purchaser has had a full opportunity to inspect the Company SEC Reports and to make any and all inquiries of Company officers and directors regarding the Company and its business as Purchaser has deemed appropriate.

3.07     Investment. Purchaser understands that the Securities, and shares of Common Stock issuable upon conversion or exercise, as applicable, have not been registered under the Securities Act, and may not be sold, assigned, pledged, transferred or otherwise disposed of unless the Securities, and shares of Common Stock issuable upon conversion or exercise, as applicable, are or have been registered under the Securities Act or an exemption from registration is available. The Securities are being acquired solely for the account of the Purchaser for personal investment and not with a view to, or for resale in connection with, any distribution in any jurisdiction where such sale or distribution would be precluded. By such representation, the Purchaser means that no other person has a beneficial interest in the Securities subscribed for hereunder, and that no other person has furnished or will furnish directly or indirectly, any part of or guarantee the payment of any part of the consideration to be paid to the Seller in connection therewith except as contemplated hereby. The Purchaser does not intend to dispose of all or any part of the Securities, except in compliance with the provisions of the Securities Act and applicable state securities laws, and understands that the Securities are being offered pursuant to a specific exemption under the provisions of the Securities Act, which exemption(s) depends, among other things, upon the compliance with the provisions of the Securities Act. The Purchaser may sell, assign or transfer any part of the Securities for consideration or otherwise, provided any such sale, assignment or transfer is made in compliance with the Securities Act.

3.08     Restricted Securities; Legend. The Purchaser acknowledges that the Securities are “restricted” securities within the meaning of the Securities Act and hereby agrees that the Securities will contain the following or similar legend on the face of the certificates evidencing the Securities:

“These securities have not been registered under any securities laws and may not be sold or otherwise transferred or disposed of except pursuant to an effective registration statement under any applicable state securities laws, or an opinion of counsel satisfactory to counsel to the Company that an exemption from registration under the Securities Act and any applicable state securities laws is available.”

3.09     Purchaser's Indemnification Obligations. Purchaser shall indemnify, defend and hold harmless Seller from and against any and all demands, claims, actions or causes of action, judgments, assessments, losses, liabilities, damages or penalties and reasonable attorneys' fees and related disbursements (collectively, "Claims") incurred by Seller which arise out of or result from a misrepresentation, breach of warranty, or breach of any covenant or agreement of Purchaser contained herein or in connection with the transactions contemplated hereby.

3.10     Purchaser SEC Requirements. Purchaser understands that the Securities are convertible and exercisable into an aggregate amount of 3,200,000 shares of Common Stock representing approximately 2.5% of the issued and outstanding shares of Common Stock of the Company. Purchaser understands that an owner of 5.0% of the beneficial ownership interest in the Company is subject to certain provisions under the Exchange Act. Purchaser represents that he will file, or caused to be filed, all filings he is required to make under the Exchange Act, including Form 3, Form 4 and Schedule 13.

3.11     Material Non-Public Information. Purchaser represents that Purchaser is not aware of any material, non-public information about the Company or the Securities.

Article IV

Miscellaneous Provisions

4.01     Rights are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power of right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise of any power or right preclude any other or further exercise thereof or the exercise of any other power of right.

4.02     Waiver and Amendment. Neither this Agreement nor any provision hereof may be changed, waived, terminated or discharged orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, termination or discharge is sought.

4.03     Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when sent by certified mail return receipt requested or by a national overnight delivery service addressed, if to Purchaser at Achtergracht 29, 1017 WN Amsterdam, The Netherlands or to the Seller at 2101 W. Commercial Blvd, Suite 3500, Ft. Lauderdale, FL USA 33309.

4.04     Governing Law; Jurisdiction. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of Florida and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in Broward County in the State of Florida and in no other place.

4.06     Successors and Assigns. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

4.07     Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

4.08     No Other Agreements. This Agreement constitutes the entire understanding of the parties with respect to transactions contemplated hereby, and all prior understanding with respect thereto, whether written or oral, shall be of no force and effect.

4.09     Survival of Covenants, etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

4.10     Partial Invalidity. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

4.11     Brokers or Finders. The Seller and Purchaser represent that no broker(s) or finder(s) fee will be payable by Seller or Purchaser in connection with the transaction contemplated by this Agreement, nor will any such fee be incurred as a result of any actions by Seller or Purchaser.

4.12     Headings. The descriptive headings of the various Sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

IN WITNESS WHEREOF, the undersigned have executed this document this 23rd day of November 2015.

SELLER

/s/ Cornelis F. Wit

Cornelis F. Wit

PURCHASER

/s/ Adrianus Klinkenberg

Adrianus Klinkenberg

EXHIBIT A

Convertible Debenture

EXHIBIT B

Warrant